Exhibit 10.3

Heyu Biological Technology Corporation

Room 903&904, Huli Building, 619 Sishui Street

Huli District, Xiamen City,

Fujian Province, China 361009

(86) 158 5924 0902

[         ], 2023

Dear [Mr./Ms.] [           ],

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Heyu Biological Technology Corporation (the “Company”) as a director with effect from your acceptance of this letter and the Board’s written consent of your appointment.

You agree to perform your responsibilities as a director and/or a member of the committees of the Board in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. The Company’s Board will appoint you as a director effective immediately upon the date of its written consent.

You will not be employed by the Company. We ask that you please disclose your business interests to us, so that the Company can identify any conflict of interest arising from our activities that may in the future intersect with yours.

Limits of Authority

In your role as director, you shall not represent the Company as agent or principal or enter into any contracts or legal arrangements on behalf of the Company with any other party, unless duly authorized by the Board.

Indemnification

In your role as director, you shall comply with the charter of the Company, and in the event of any failure to comply with the provisions of the charter of the Company or this Letter regarding the powers of the directors, which results in losses to the Company, you shall be liable to the Company for such losses.

Confidentiality

In your role as director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Business Conduct and Ethics and other policies applicable to directors and all applicable laws and regulations relating to directors of a public company.

On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as a director of the Company.

Remuneration

In consideration of your services and in accordance with the Company’s compensation arrangements for directors, you will receive annual cash compensation of $[         ] payable quarterly in advance on the first business day of each calendar quarter.

The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties provided such expenses are pre-approved by the Company.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided however that you may own securities of any publicly traded corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

Jurisdiction

This Letter, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Letter, or performance of this Letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Letter or as an inducement to enter into this Letter), shall be governed by, and enforced in accordance with, the laws of the PRC, including its statutes of limitations, and all litigation will be subject to the jurisdiction of the People’s Court with jurisdiction in Fuzhou, Fujian Province.

We look forward to your participation on the Board of Heyu Biological Technology Corporation.

Sincerely,

Lin Zengqiang
Chief Executive Officer, Director

I, [          ], accept the offer as stated above.

Signature:

Name: